PROMISSORY NOTE- JS/HMS
CASH OUT

$125,000 (One Hundred Twenty Five Thousand Dollars)	Dated: July 10, 2007
Principal Amount	State of Nevada

Funding Date- On or before July 12, 2007
Due Date of Note October 12, 2007

FOR VALUE RECEIVED, One Hundred Twenty Five Thousand Dollars ($125,000), the undersigned, Indigo-Energy, Inc., a Nevada Corporation, located at 701 N. Green Valley Parkway, Suite 200, Henderson, NV 89074 (Borrowers) hereby promises to pay to the order of Jeremy Sanchez and Heather McIlhinney-Sanchez, individuals, residing at 19371 Brookside Way, Bend, OR 97702 (Maker) the sum of $125,000 (One Hundred Twenty Five Thousand Dollars). Said sum shall be paid in the manner following:

This Promissory Note shall bear Interest at ten percent (12%) per annum from the Funding Date to the Due Date.

At the Due Date Borrower will repay the Note in the following manner:

Borrower will repay the Principal Amount along with accrued Interest within 10 days of the Due Date via check to the Makers address above.

Additionally, the Maker shall receive three shares of Borrower’s common stock for each dollar amount of the Principal Amount within thirty (30) days of disbursement of the funds (see below), such stock to be restricted by Rule 144.

This Note shall at the option of the Maker be immediately due and payable upon the occurrence of any of the following:
1-	Breach of any condition of any of the security interest.
2-	Upon the insolvency, dissolution, or liquidation of the Borrowers.

Disbursement Instructions: The stated use of funds provided by this Promissory Note is for obtaining well assignments from the Borrowers drillers and making disbursements to related service providers allowing the filing of the required SEC and NASD filings to bring the Borrower current in its filings. All of the funds collected under this Note shall be held in the below listed account until released by the Borrowers Board of Directors representation that said release would accomplish the stated goal of the Note. If the funds are not disbursed prior to July 31, 2007, the Principal Amount will be returned to the Maker with appropriate pro-rata Interest but without any stock.

Wire Instructions for receipt of funds by Borrower are:
Bank of America
Branch NV1-155-01-01
Banker: Charity Lopez
2638 W. Horizon Ridge Parkway
Henderson, NV 89052
702-654-6316
702-654-6342 fax
Indigo-Energy Partners, LP.
Account # 004967949695
Wire Routing ABA # 026009593

The Borrower has a properly executed Restricted Equity Purchase Agreement (REPA) in place with an Investment Fund.  The Company has issued restricted stock, the REPA provides working capital.  The final requirement to qualify for that funding is that the Company be fully reporting and current in its filings by the REPA funding date.
The first portion of that promised $3 million is set to fund approximately Mid-August.  That portion will be well in excess of $1 million net to the Company.
By signing below, the Company pledges to pay out the cash portion terms of this Promissory Note on or before the Due Date from first proceeds received from the REPA agreement.

In the event this note shall be in default, and placed with an attorney for collection, then the Borrower agrees to pay all reasonable attorney fees and costs of collection. Payments not made within 10 days of due date shall be subject to a late charge of 10% of said payment. All payments hereunder shall be made to the Maker.

The Borrowers agree to be fully bound hereunder until this note shall be fully paid and waive demand, presentment and protest and all notices thereto and further agrees to remain bound, notwithstanding any extension, renewal, modification, waiver, or other indulgence by the Maker or upon the discharge or release of the Borrowers, or upon the exchange, substitution, or release of any collateral granted as security for this Note. No modification or indulgence by Maker shall be binding unless in writing, and any indulgence for one occasion shall not be an indulgence for any other or future occasion. This Note shall take effect as a sealed instrument and shall be construed, governed, and enforced in accordance with the laws of the State of Nevada.

Signed the date recorded below:

Stanley L. Teeple, CFO	Date
Indigo-Energy, Inc.

Accepted by Maker:

Jeremy Sanchez, an individual	Date
SSAN#
Accepted by Maker:

Heather McIlhinney-Sanchez, an individual	Date	SSAN#

PromNoteCashOut- JS/HMS